Contact: Robert Mosby, QMed, Inc. – 732-544-5544 x1107

QMed, Inc. Cites Insufficient Capital

Eatontown, New Jersey, November 2, 2007 – QMed, Inc., (NASDAQ Symbol: QMED) today announced that it continues to incur losses. The Company has been unable to raise adequate capital to support both its operational needs and statutory reserve requirements related to its business and certain of its subsidiaries. As a result, it will be limiting or disengaging from Special Needs Plan related activity in South Dakota, and will be working to transition or conclude involvement in its New Jersey Special Needs Plan.

The Company is investigating strategic alternatives to maximize the value of its other businesses, which may include selling various assets. There can be no assurances the Company will be able to maintain its other businesses, or to sell assets at amounts, which would be greater than its liabilities. In addition, it is exploring seeking protection under the federal bankruptcy laws.

Lucia Quinn and John Zanotti have resigned from the Board of Directors.

About QMed, Inc.

QMed provides evidence-based clinical information management systems around the country to its health plan customers. The system incorporates Disease Management services to patients and decision support to physicians. The Company’s QMedCare subsidiary specializes in serving high-risk populations of Medicare beneficiaries. The Company also operates a Medicare Demonstration to test the feasibility of reimbursing its care coordinated DM services in the vast Medicare fee-for-service program. More information on QMed, Inc. can be obtained at www.qmedinc.com, by calling (732) 544-5544 or by emailing investor@qmedinc.com.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of competitive product introductions, acceptance and pricing, and those risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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